Exhibit 99.1
Keros Therapeutics Appoints Simon Cooper, M.B.B.S. as Chief Medical Officer

LEXINGTON, Mass. – August 2, 2021 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematological and musculoskeletal disorders with high unmet medical need, today announced the appointment of Simon Cooper, M.B.B.S, as Keros' Chief Medical Officer, effective as of August 2, 2021.
“We are pleased to welcome Dr. Cooper to Keros as Chief Medical Officer,” said Jasbir S. Seehra, Ph.D., Chief Executive Officer of Keros. “As we continue to advance our clinical pipeline, we will benefit tremendously from his clinical and development experience, as well as his deep understanding of the regulatory landscape.”

Dr. Cooper joins Keros Therapeutics after most recently serving as the Senior Vice President, Chief Medical Officer of Kadmon Holdings, Inc. Prior to that, Dr. Cooper served as Chief Medical Officer of Anokion SA, a private biopharmaceutical company, from January 2019 to February 2021. From May 2016 to December 2018, Dr. Cooper served as Asset Strategy Leader at AbbVie Inc. From July 2014 to May 2016, Dr. Cooper served as Vice President, Global Project Head, Immunology and Inflammation, at Sanofi S.A. From November 2012 to July 2014, Dr. Cooper served as Global Program Medical Director at Novartis International AG. Prior to that, Dr. Cooper served as Executive Director, Clinical Research at Human Genome Sciences. Earlier in his career, Dr. Cooper worked in various clinical research positions at MedIumme Ltd., Roche, Napp Pharmaceutical Research Limited, Wyeth Research and Medeval Limited. Dr. Cooper received an M.B.B.S. from University of Newcastle upon Tyne in the United Kingdom before undertaking his higher medical training in Oxford, UK.

“Keros has made meaningful progress toward advancing its pipeline of novel therapeutics that target the Transforming Growth Factor-Beta superfamily for the treatment of patients in significant areas of unmet need,” said Dr. Cooper. “I’m excited for the potential of KER-050, particularly given the Company’s preclinical data demonstrating its ability to potentially target early through terminal stages of erythropoiesis. I look forward to guiding KER-050, KER-047, KER-012 and future programs through and into the clinic and making an important contribution to Keros’ future success."

Dr. Cooper is succeeding Claudia Ordonez, M.D., who will be pursuing other opportunities. Dr. Ordonez will provide consulting services to Keros until September 15, 2021. “We extend our gratitude to Dr. Ordonez for the pivotal role she played in advancing KER-050 into a Phase 2 clinical trial and helping transform Keros Therapeutics into a publicly-traded biopharmaceutical company with a promising clinical pipeline,” continued Dr. Seehra.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments for patients suffering from hematologic and musculoskeletal disorders with high unmet medical need. Keros is a leader in understanding the role of the Transforming Growth Factor-Beta family of proteins, which are master regulators of red blood cell and platelet production as well as of the growth, repair and maintenance of muscle and bone. Keros’ lead protein therapeutic product candidate, KER-050, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ lead small molecule product candidate, KER-047, is being developed for the treatment of anemia resulting from iron imbalance, as well as for the treatment of fibrodysplasia ossificans progressiva. Keros’ third product candidate, KER-012, is being developed for the treatment of disorders associated with bone loss, such as osteoporosis and osteogenesis imperfecta, and for the treatment of pulmonary arterial hypertension.

Investor Contact:

Mike Biega
mbiega@soleburytrout.com
617-921-9660